Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:

James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312/240-2827
847/718-8020

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 10, 2007

MATERIAL SCIENCES ANNOUNCES PRELIMINARY THIRD QUARTER FISCAL

2007 RESULTS OF OPERATIONS BEFORE INCOME TAXES

COMPANY TO DELAY FILING THIRD QUARTER

FISCAL 2007 FINANCIAL STATEMENTS

ELK GROVE VILLAGE, IL, JANUARY 10, 2007 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported preliminary results of operations before income taxes for the third quarter of fiscal 2007, ended November 30, 2006, and announced it will delay its filing of Form 10-Q for the quarter due to its ongoing review of accounting for income taxes.

Delayed Filing

Material Sciences will file a Rule 12b-25 notification of late filing for its third quarter of fiscal 2007 financial results for the quarter ended November 30, 2006.

“The Company previously reported a material weakness in its internal control over financial reporting relating to the accounting for income taxes. The Company and its tax advisors have implemented a plan to remediate this material weakness in internal control. During the remediation process, the Company identified potential adjustments related to deferred tax balances. Additional review is required to assure that deferred tax balances are accurately accounted for in accordance with generally accepted accounting principles,” said James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary of Material Sciences.

The Company expects to file its financial results for the quarter once this process is completed which it anticipates will occur shortly after the end of the fiscal year, February 28, 2007. The results presented in this press release are preliminary operating results and do not take into account any adjustments that may be required in connection with the additional review discussed above and subsequent events.

Results of Continuing Operations – Third Quarter Sales, Gross Profit and Operating Profits Before Income Taxes

In the first quarter of 2007, the Company began reporting sales under two types of applications, acoustical and coated, to better reflect the Company’s business mix. Therefore, sales of electronic products are reported as acoustical sales when sold for disk drive applications and as coated sales when sold for all other electronic applications.

Net sales for the third quarter were $60.7 million, a decline of 19 percent from sales of $74.8 million in the third quarter of fiscal 2006. Acoustical sales decreased 24.5 percent to $29.9 million from $39.5 million during the third quarter of fiscal 2006, mainly due to weakness in the domestic automotive industry. The sales decrease that the Company experienced was consistent with the production decreases experienced by Material Sciences’ largest customers in the domestic automotive industry. According to industry statistics, production of cars and light trucks containing Quiet Steel® declined an average of 33% in the Company’s third fiscal quarter, with some platforms down more than 50 percent. Disk drive sales declined 85.2% from the third quarter of fiscal 2006 due to a change in disk drive design methodology at the Company’s largest customer in this sector.

“Year-to-date, these adverse trends were partly offset by the introduction of new body panel laminate, power train and brake applications into vehicle models late in fiscal 2006 and in early fiscal 2007,” said Clifford D. Nastas, chief executive officer for Material Sciences. “Sales of brake products declined only 1.4 percent, as a 22 percent growth in the Company’s European brake business offset the automotive industry weakness in North America.”

“The Company expects that reduced consumer demand for certain Big Three automotive platforms, combined with excessive dealership inventory will continue to negatively impact the production and sales of most vehicles containing Quiet Steel® acoustical products well into calendar year 2007. In response to these challenges, management remains focused on driving our cost-reduction and quality improvement initiatives, while growing sales by diversifying our customer base and product line into new sectors and geographical regions. Our Applications Research Center is proving to be an important resource in our diversification efforts,” Nastas added.

Coated sales decreased 12.8 percent in the third quarter to $30.8 million from $35.3 million in the prior period. Automotive gas tank sales were impacted by the previously mentioned softness in the automotive sector, particularly a decline in the sales of sport utility vehicles. Sales in the appliance/HVAC sector decreased due to the previously disclosed loss of a significant film laminate customer in fiscal 2006, as well as two customers moving the production of certain appliances from the United States to Mexico.

Gross profit in the third quarter was $7.5 million compared with $13.1 million in the third quarter of fiscal year 2006. Gross profit as a percent of sales decreased to 12.3 percent of sales versus 17.5 percent of sales in the comparable period. The decline in net sales, particularly the decline of higher margin acoustical products, contributed to the majority of the decrease in gross profit and gross margin percentage. Additionally, the substantial increase in the cost of zinc late in fiscal 2006 reduced gross profit by $0.8 million this period, including the amortization of the gain recorded on the raw material contract during the second quarter of fiscal 2007. Partially offsetting these negative factors was a 30 percent reduction in the cost of non-conformance as a percent of sales.

Selling, general and administrative expenses were $8.5 million in the third quarter, a decline from $9.4 million in last year’s quarter. The decrease was primarily due to a one-time, professional fee expense incurred in fiscal 2006, lower management incentive expenses, and a decrease in consulting and professional fees.

Inventories were $55.6 million on November 30, 2006, an increase of 38.7 percent from a balance of $40.1 million on February 28, 2006. The increase is mainly due to a buildup of steel at the Company’s Walbridge, Ohio, facility to fulfill purchase obligations that existed prior to the announcement of production cuts by the Big 3 automobile manufacturers. As noted in the quarterly report on Form 10-Q for the second quarter of fiscal 2007, there was a buildup of finished goods inventory at this same facility in anticipation of the expiration of the union contract at that plant, but a new contract was ratified in September 2006. A change in the pricing model from toll to package for a key customer, in which sales include the pass-through cost of steel, also contributed to higher inventories. Management is working several operational initiatives to reduce inventories back to more normal levels.

Material Sciences recorded a loss from continuing operations before income taxes for the third quarter of $0.9 million compared to a profit of $3.8 million in the last year, due to the factors listed above.

Results of Discontinued Operations Before Income Taxes for the Quarter

As previously announced, the Company’s Electronic Materials & Devices (EMD) business was sold to TouchSensor Technologies on June 20, 2005, and the Company reports EMD as a discontinued operation in all periods presented. Management believes any future costs associated with the conclusion of EMD operations will be insignificant to the Company’s financial statements. The Company had no discontinued operations activity for EMD during the third quarter of fiscal 2007. The results of discontinued operations in the third quarter of fiscal 2006 were immaterial.

Conference Call

Material Sciences will host a conference call to review preliminary third quarter fiscal 2007 operating results on Friday, January 12, 2007 at 9:00 a.m. Central Standard Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the Company’s recent financial performance and respond to questions from the financial community.

The Company invites interested investors to listen to the presentation, which will be carried live on the Internet at the Company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: completion of the gross timing reconciliation between book income and taxable income, impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; the Company’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the successful operation of the Application Research Center; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission on May 19, 2006 and as amended on May 23, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended August 31, 2006, filed with the Securities and Exchange Commission on October 10, 2006.

Additional information about Material Sciences is available at www.matsci.com.